Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Appoints Angela Korch as Chief Financial Officer

BROOMFIELD, Colo.—November 28, 2022— Vail Resorts, Inc. (NYSE: MTN) today announced the appointment of Angela Korch as Executive Vice President and Chief Financial Officer, effective Dec. 22, 2022. Angela rejoins Vail Resorts from CorePower Yoga, where she served as Chief Financial Officer since May 2020, after previously spending more than a decade in successive leadership roles within Vail Resorts’ finance organization, working closely with the company’s current CFO, Michael Barkin.
“We are pleased to welcome Angela back to Vail Resorts as our new CFO,” said Chief Executive Officer of Vail Resorts, Kirsten Lynch. “Angela is a strong leader with deep experience in our industry, a passion for our sport, and a long history with our company.”
Korch originally joined Vail Resorts in 2010 and held various leadership roles, including Vice President of Corporate & Mountain Finance, responsible for supporting the company’s mountain division during a rapid expansion of its resort network. During her tenure, she managed financial and capital allocation strategies, transformed core processes, and played an integral role in the integration of 32 mountain resorts.
Prior to Vail Resorts, Korch was an Assistant Portfolio Manager at Muzinich & Company. Most recently, Korch served as CorePower Yoga’s CFO, where she helped the company navigate through COVID-19-related challenges, raise capital, and return to studio portfolio expansion. She earned her MBA in finance from NYU Stern School of Business and has an undergraduate degree in applied economics and business management from Cornell University.
“It is an honor to return to Vail Resorts, a company that has played such an important role in both my professional and personal life,” said Korch. “I am passionate about the company’s mission and business strategy and excited about the direction Vail Resorts is headed under Kirsten’s leadership. Michael has built a strong finance organization, and I am excited to have the opportunity to lead this team, and learn from them, as we jointly pursue ambitious business objectives in service of all our stakeholders.”
Korch will replace Barkin, who announced his resignation in July 2022 to pursue personal opportunities. Barkin has remained in role to support the transition to his successor. His last day will be Jan. 1, 2023.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.